EXHIBIT 19
                                                                      ----------

                                                                           FINAL
                                                                  March 24, 2008

                                  SCHEDULE "A"

                              CCAA PLAN TERM SHEET

The Applicants seek Court approval ("Court Approval") to present a plan of arrangement (the "Plan") upon the following terms:

A.    STMG

1. Upon Court Approval, the Court shall authorize and direct Hollinger, 432, STMG and any other necessary parties to forthwith take the steps necessary to convert Hollinger's and 432's existing Class B shares into an equal number of Class A shares (the "Conversion"), subject to and prior to the steps described in paragraphs 2 and 3 hereof.

2. If STMG's stockholders are required to approve (the "Stockholder Approval") the issuance of the Additional Shares (as defined below), then, upon Court Approval, the Court shall authorize Hollinger, and Hollinger shall approve the issuance of the Additional Shares, pursuant to a stockholder written consent (the "Consent").

3. If Stockholder Approval is required, as soon as possible after the Consent Effective Date (as defined below), Hollinger and STMG shall effect the Conversion pursuant to the Restated Certificate of Incorporation of STMG. The Consent shall be effective after all actions required by the Securities Exchange Act of 1934, as amended (the "1934 Act"), have been taken and the issuance of the Additional Shares is permitted by the 1934 Act (the "Consent Effective Date"). If no Stockholder Approval is required, Hollinger and STMG shall effect the Conversion pursuant to the Restated Certificate of Incorporation of STMG as soon as possible after Court Approval.

4. Upon the later of (i) Plan Implementation and (ii), if Stockholder Approval is required, the Consent Effective Date, STMG will issue to Hollinger (or as it may direct) 1,499,000 additional Class A shares (the "Additional Shares"). The number of Additional Shares represents 10% of the number of Hollinger's and 432's existing Class B shares.

5. For the avoidance of doubt, if the Plan is (i) rejected by the secured creditor class described herein or (ii) not prepared or otherwise implemented by October 31, 2008, then, in each case, the Additional Shares will not be issued.

6. All transactions will comply with all applicable laws and regulations and rules of applicable stock exchanges.

7. Effective upon Court Approval, the six directors appointed by Hollinger to the Board of STMG (Wes Voorheis ("Voorheis"), William Aziz ("Aziz"), Edward Hannah, Peter Dey ("Dey"), Brent Baird ("Baird") and Albrecht Bellstedt ("Bellstedt")) will submit their resignations from the board of STMG. Upon Court Approval, each resigning director will receive: (a) a written confirmation from STMG that any existing STMG indemnity will remain in place and that such resigning director will be covered by the STMG directors and officers insurance policy in effect from time to time

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      on the same terms as may be applicable to any other current STMG directors; and (b) reimbursement by STMG of all reasonable legal fees incurred by the independent directors (Dey, Baird and Bellstedt) in respect of their tenure as directors of STMG. Upon payment of such fees by STMG, Hollinger will reimburse STMG for all amounts paid in respect of such legal fees, except for US$75,000.

8. Upon Court Approval, Hollinger will pay to STMG the reasonable fees and costs, including legal fees, of STMG incurred in connection with the CCAA proceedings of the Applicants, from August 1, 2007 up to and including the date of Court Approval. However, the total amounts payable to STMG by Hollinger under this paragraph shall be subject to a cap of US$1 million in the aggregate.

9. STMG and Hollinger will cooperate to maximize the recoverable portion of the class action insurance settlement proceeds payable to them and such proceeds shall be allocated so that STMG receives 80% of such proceeds, and Hollinger receives 20% of such proceeds.

10. Hollinger and STMG agree to divide their respective recoveries from the insolvency proceeding of Ravelston equally as between them.

11. The following claims of STMG shall be allowed as unsecured claims against the Applicants (the "STMG Allowed Claims") in the amounts indicated below, subject to confirmation of the calculations of the quantum of such claims by the Monitor:

      (a) a claim in respect of the promissory note executed by 4322525 Canada Inc. ("432") in the amount of US $40,545,974;

      (b) all claims for contribution and indemnity STMG has or may assert against Hollinger in the amount of US$28,663,588; and

      (c) a claim for the aircraft lease settlement in the amount of CDN$1,281,941.

12. Other than the STMG Allowed Claims, all other claims of STMG and its subsidiaries against the Applicants or any of their other subsidiaries, and all claims of the Applicants and their subsidiaries against STMG and its subsidiaries, shall be released upon Court Approval. The Applicants agree, in connection with their release of STMG, that they will not seek contribution, indemnification, reimbursement or any other form of claims over from Torys LLP or any of its predecessor or successor partnerships,
      F. David Radler or North American Newspapers Ltd. for any consideration paid or payable by any of the Applicants to STMG under this Term Sheet. For greater certainty, nothing contained in this paragraph shall limit or otherwise compromise in any manner, the Applicants' right to pursue or continue to pursue those named parties for any claims whatsoever, save and except only in respect of consideration paid or payable by the Applicants to STMG under this Term Sheet.

13. Within seven days of execution of this Term Sheet, STMG and Hollinger shall jointly seek an order from the Illinois Court dismissing their claims against each other with prejudice, subject to reinstatement if


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      Court Approval is not obtained, and confirming that STMG is entitled to pursue its claims against the defendants in the Illinois Action other than Hollinger after STMG's claims against Hollinger are dismissed. Obtaining such an order will be a condition precedent to implementation of all terms hereof intended to be effective upon Court Approval.

14. The total recoveries of STMG under the STMG Allowed Claims shall be capped at a maximum of US$15 million (the "STMG Cap"). After receipt of the STMG Cap, the balance of the STMG Allowed Claims will be assigned to the Applicants for the benefit of the Applicants' other general unsecured creditors.

15. Upon STMG receiving distributions in the aggregate amount of US$7.5 million in respect of the STMG Allowed Claims (after giving effect to any valid and effective subordination regarding distributions under the 432 promissory note referred to in paragraph 11(a) above, if any), fifty percent (50%) of all distributions thereafter payable to STMG in respect of the STMG Allowed Claims shall be assigned to the Applicants, and, subject to further approval by the Court at that time, shall be available to be used by the Litigation Trustee (as described herein) in the course of his mandate in respect of the Litigation Assets (as described herein).

16. Prior to any agreement in respect of the terms contained herein, STMG will ensure that nothing in the Plan or its implementation will:

      (a) cause the Rights (as defined in the STMG rights plan) to become exercisable;

      (b) cause any Person (as defined in the STMG rights plan) to become an Acquiring Person (as defined in the STMG rights plan); or

      (c)   trigger the application of the STMG rights plan.

17. STMG will continue with its independent examination of all strategic alternatives available to STMG.

18. Subject to the terms of any existing court orders or agreements pursuant to which the Applicants may be restricted, the Applicants will support the making of an order providing STMG with equal rights in respect of the Applicants' Mareva injunction against Conrad Black and Barbara Amiel Black. STMG shall be permitted to reserve its right as to whether to seek such an order.

B.    RESTRUCTURING OF THE SECURITY FOR THE NOTES

At their option, the Applicants may present a Plan to their creditors that contains the terms in this Section B, or such other terms as may be negotiated with the creditors of the Applicants. If no such plan is prepared or implemented by October 31, 2008 STMG shall be relieved from the obligation to issue or deliver the Additional Shares. The provisions of this term sheet other than those contained in Section B will be operative and implemented in accordance with the terms hereof, whether or not such a Plan is ever presented or approved.




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19.   The exchanged and new Class A shares of STMG referred to in paragraph 1 hereof shall replace the Class B shares now held by the collateral agent for the benefit of the indenture trustees and the noteholders.

20. The collateral agent, the indenture trustees and the noteholders shall forbear from enforcing any rights in respect of the collateral, including exercising any voting rights, until the occurrence of one of the following triggering events:

      (a) if noteholders are not paid in full by the current stated maturity date;

      (b) if the noteholders have not received payment in full by the date of the final distribution from the estates of the Applicants;

      (c) any proposed sale of all or substantially all of the shares or assets of STMG;

      (d)   if Hollinger is declared bankrupt; or

      (e) upon the commencement of any formal bankruptcy, insolvency, liquidation, winding-up or Court supervised reorganization of STMG.

21. Notwithstanding the above, the indenture trustees shall have the right to direct the voting of the pledged shares in respect of any proposed sale of all or substantially all of the shares or assets of STMG.

22. Prior to the occurrence of a triggering event, Hollinger and 432 shall vote the shares owned by them but will consult with the indenture trustees prior to any vote.

C.    GENERAL PLAN CONDITIONS

23. There will be procedural consolidation for the CCAA processes of all Applicants and substantive consolidation of all assets and claims of the Applicants which may include a formal amalgamation of some or all of the Applicants and their subsidiaries (other than STMG and its subsidiaries) in order to minimize claims and maximize recoveries.

24. A standard CCAA claims process shall be implemented immediately for all claims against the Applicants except claims against the Applicants by their subsidiaries (other than STMG and its subsidiaries).

25. A subsequent claims process shall be implemented in respect of the non-Applicant subsidiaries of the Applicants to ensure that all creditors of those subsidiaries are identified prior to the asset consolidation herein contemplated.

26. The Applicants, in consultation with the Monitor, shall prepare a plan to consolidate at Hollinger, on a tax-effective basis, all assets of the non-Applicant subsidiaries of the Applicants (other than STMG and its subsidiaries) after payment of all claims of creditors of such subsidiaries.

27.   There shall be two classes of creditor claims under the Plan as follows:



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      (a)   a secured creditor class which shall be comprised of the secured claim of the trustee of the senior noteholders on behalf of the senior noteholders in an amount calculated as follows:

            i. for voting purposes, the amount of the 20-day weighted average trading price of a single STMG Class A share based on the 20-day trading period prior to the tenth day before the vote multiplied by the number of Class B shares or Class A shares (if the Class B shares have converted prior to any such vote) held as collateral; and

            ii. for distribution purposes, the amount of the 20-day weighted average trading price of a single STMG Class A share based on the 20-day trading period prior to the tenth day before the plan implementation date multiplied by the number of Class A shares held as collateral immediately after plan implementation; and

      (b) one general unsecured creditor class incorporating all other claims, including restructuring claims for contracts repudiated by the Applicants in accordance herewith and including a deficiency claim for secured creditors which will be calculated as follows:

            i. for voting purposes, the total amount owing to the indenture trustees, including all principal, interest and reasonable fees in accordance with the indentures on the tenth day before the vote less the amount of the secured creditors' claims allowed for voting purposes; and

            ii. for distribution purposes, the total amount owing to the indenture trustees, including all principal, interest and reasonable fees in accordance with the indentures on the tenth day before the plan implementation date, less the amount of the secured creditors' claim for distribution purposes.

28. In the event that the plan is not approved by the requisite statutory majorities of secured creditors, the shares held as collateral shall be transferred into the name of the collateral agent whereupon they shall be converted into an equivalent number of Class A shares of STMG, unless previously converted in accordance with the terms of this Term Sheet.

29. The form and content of the Plan as it relates to STMG shall be satisfactory to STMG, acting reasonably.

D.    CORPORATE GOVERNANCE

30. Aziz, or an entity controlled by him, shall be appointed forthwith by the Court Approval order as the chief restructuring officer (the "CRO") of the Applicants and an officer of the Court in consideration of a monthly salary of $65,000, payable in advance, plus GST as applicable and reimbursement of reasonable expenses. Such engagement shall be on a month-to-month basis and may be terminated by Aziz upon 30 days' prior written notice.




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31.   The CRO shall be responsible, among other things, for developing and implementing the asset consolidation and repatriation plan and assisting the Monitor with the claims process.

32. The board of directors of Hollinger shall be reduced as soon as possible to a maximum of three persons.

33. Upon Court Approval, Hollinger and Voorheis will agree to suspend payment of all monthly work fees payable under Hollinger's consulting agreement with Voorheis or any entity controlled by him and Voorheis shall resign as an officer and director of the Applicants or any subsidiary.

34. In accordance with the engagement letter between Hollinger and BMO Nesbitt Burns Inc. ("BMO"), dated June 15, 2007, payment of all monthly work fees payable to BMO ceased in February 2008.

E.    LITIGATION ASSETS

35. As part of the Court Approval order, justice John D. Ground shall be appointed as an officer of the Court to perform the role of litigation trustee (the "Litigation Trustee") of all litigation assets of the Applicants (the "Litigation Assets") on such terms as may be agreed between the Applicants and justice Ground and subject to approval by the Court.

36. The Litigation Trustee will supervise, control and administer all aspects of the Litigation Assets of the Applicants, in consultation with the Applicants and subject to monitoring by the Monitor and supervision by the Court.

37. The Litigation Trustee may, if he considers it necessary or advisable, retain the services of Voorheis or an entity controlled by him on an hourly basis to provide assistance or advice in respect of the Litigation Assets.

38. The Litigation Trustee will be responsible for administering the Litigation Assets efficiently and in a cost-effective manner with a view to maximizing the net return, after costs, from the Litigation Assets to the Applicants and their stakeholders.

Subject to approval of the Court being obtained to the above terms, pursuant to an Order in the










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form and content satisfactory to the parties, for consideration received, each of the undersigned agrees to the above as evidenced by their respective signatures this 25th day of March, 2008.



HOLLINGER INC., SUGRA LIMITED AND

4322525 CANADA INC.



Per:   /s/  G. Wesley Voorheis
     --------------------------------------
(I have authority to bind each of the corporations)





SUN TIMES MEDIA GROUP, INC.



Per:   /s/  James McDonough
     --------------------------------------



Per:   /s/  Cyrus Freidheim, Jr.
     --------------------------------------
(I/We have authority to bind the corporation)











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